Exhibit 10.2

LICENSE AGREEMENT

     This License Agreement (this “Agreement”) is made and entered into as of the 6th day of February, 2008, by and between AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany (“Licensor”), and Covanta Energy Corporation, a corporation organized and existing under the laws of the State of Delaware (“Covanta”).

     WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (as further defined below, “AK”), has granted certain rights to Licensor with respect to a proprietary technology to convert waste material that contains hydrocarbons into diesel oil (as further defined below, the “Technology”) in various countries, including the United States, China, the United Kingdom and the Republic of Ireland;

     WHEREAS, Covanta is interested in obtaining license rights from Licensor with respect to the Technology, all on the terms and conditions set forth herein; and

WHEREAS, Licensor is willing to grant such license rights to Covanta, all on the terms and conditions set forth herein;

NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1 Capitalized Terms. Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

     “Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person. For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise. Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Licensor and AK are Affiliates and (ii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “AK” means AlphaKat GmbH, a company organized and existing under the laws of Germany, and its successors and permitted assigns.

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     “Commercial Waste” means all non-hazardous solid waste that is collected from commercial establishments, including residential apartment buildings, office buildings, restaurants, industrial parks, all other business facilities and all recyclable materials from recycling facilities.

     “Competitor” means a Competitor of Covanta or a Competitor of Licensor, as the context requires.

     “Competitor of Covanta” means a Person, directly or through Affiliates, engaged primarily in the waste disposal business, including the energy from waste business.

     “Competitor of Licensor” means a Person, directly or through Affiliates, engaged primarily in the business of selling equipment that converts waste or organic feedstock(s) containing hydrocarbon materials into diesel fuel or any Person that is involved primarily in the development of such equipment or the technology on which it is based.

     “Contracted Waste” means all non-hazardous waste, regardless of the source of such waste, which is under contract to be delivered to Covanta or any of its Affiliates for disposal in, or processing by, one of the facilities owned or operated by Covanta or any of its Affiliates.

     “Covanta” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

     “Default” has the meaning set forth in Section 10.1.

     “Demonstration Plant” has the meaning set forth in Section 2.2.

     “Dispute” has the meaning set forth in Section 9.1.

     “Document Package” has the meaning set forth in Section 4.5(b)(iii) .

     “Effective Date” has the meaning set forth in Section 5.1.

     “Extended Period” means the period that begins on the date that the Initial Period ends and terminate on the fifth (5th) anniversary thereof, as further provided for in Section 2.1(b) .

     “Feedstock” means Household Waste, Contracted Waste, Commercial Waste or Radial Biomass, as the case may be.

     “Full Right” means that the Person being granted the right(s) described herein shall be the only Person that is entitled to exercise such right(s) so long as this Agreement is in effect and that no other Person shall be authorized, by the grantor of such right(s), to exercise such right(s) or be granted such right(s).

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     “Global” means Global Energy, Inc., a Nevada corporation.

     “Governmental Organization” has the meaning set forth in Section 2.5.

     “Household Waste” means all non-hazardous, post-recycled municipal solid waste which is collected from residences, which waste is of the type normally accepted for processing at waste to energy facilities in the United States, China, the United Kingdom or the Republic of Ireland, as the case may be.

     “ICC” means the International Chamber of Commerce.

     “ICC Rules” has the meaning set forth in Section 9.1.

     “Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of such components for Systems (whether or not patentable, useful or workable) through the implementation, development, testing and improvement of the Technology.

     “Initial Period” means the period which begins on the date that the Interim Period ends and terminates on the tenth (10th) anniversary thereof.

     “Intellectual Property” means any intellectual property and/or proprietary information and materials relating to the Technology along with all rights therein, whether existing before or conceived or developed after the Effective Date (except as otherwise expressly provided), including: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including the Patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) trade secrets, confidential information and know-how (including ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, test data and results, drawings, specifications, designs, supplier lists and related information); and (vi) registrations, applications, divisionals, continuations, continuations-in-part, foreign counterparts and renewals for any of the foregoing.

     “Interim Period” means the period which begins on the Effective Date and ends twelve (12) months following the date that the Demonstration Plant has been successfully commissioned and is ready for commercial operation; provided, however, that if the Demonstration Plant passes the performance test agreed to by the Parties as provided for in Section 2.2(c) more than thirty (30) days prior to the scheduled end of the Interim Period, the Interim Period shall terminate thirty (30) days following the date that the Demonstration Plant has passed such performance test.

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     “KDV 500” means the system of components, including all of the structural steel, piping, pumps, vessels, control systems, wiring, two proprietary “mixing turbine pumps” and the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology which is capable of producing a minimum of 500 liters of diesel oil per hour.

     “Licensor” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

     “Parties” means Licensor and Covanta.

     “Party” means Licensor or Covanta, as the case may be.

     “Patents” means any existing or future patent applications, patents, registrations, utility models and utility model applications relating to the Technology which are necessary or useful to manufacture or to sell, offer for sale, use or otherwise make available Systems or the components of Systems, including those set forth in Exhibit 2 attached hereto.

     “Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

     “Project” means a project which is owned by Covanta, a Covanta Affiliate or a Governmental Organization, in whole or in part, to convert a Feedstock to diesel oil using the Technology in Territory A or Territory B.

     “Purchase Order” has the meaning set forth in Section 2.6.

     “Purchaser” has the meaning set forth in Section 2.6.

     “Qualified Right” means that the Person being granted the right(s) described herein shall be entitled to exercise such right(s) so long as this Agreement is in effect, but the grantor of such right(s) shall be entitled to grant such right(s) or allow such right(s) to be exercised by all other Persons except a Person that is precluded from exercising such right(s) under the express terms hereof.

     “Radial Biomass” means biomass, including wood, wood waste and other types of cellulosic materials which are collected within or from an area within a 100 mile radius of any biomass facility that is owned by Covanta or an Affiliate of Covanta in the states of California or New York as of the Effective Date.

     “Rights Agreements” means (i) the “Terms of Agreement” dated May 2, 2007, (ii) the “Shareholders’ Agreement” dated July 10, 2007 and (iii) the Articles of Association of Licensor dated November 14, 2007 and November 22, 2007, a copy of each of which is attached hereto in Exhibit 1.

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     “System” means any system of components, whether it is in existence today or developed hereafter, including all of the structural steel, piping, pumps, vessels, control systems, wiring, the proprietary “mixing turbine pump(s),” any new components of any future system of components and all of the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology, including, for the avoidance of doubt, the KDV 500.

     “Technology” means the proprietary, renewable diesel technology developed by Dr. Christian Koch (as well as any related technology licensed to Dr. Christian Koch or to AK) to convert municipal solid waste, organic materials, sludge and other hydrocarbon materials, including Feedstock, to diesel oil, including all Improvements to such technology made or acquired from time to time, including Intellectual Property, Systems, the formulation of catalysts used in Systems and all related materials and information, including the Document Package.

     “Territory A” means the United States.

     “Territory B” means China, the United Kingdom and the Republic of Ireland.

     “Third Party Purchaser” has the meaning set forth in Section 2.6.

Section 1.2 Interpretation. In this Agreement, unless otherwise indicated or required by the context:

     (a) Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

     (b) All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

     (c) Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

     (d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

     (e) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and

     (f) The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification.”

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ARTICLE 2 – LICENSE RIGHTS

Section 2.1 Grant of License Rights. Subject to the further terms of this Agreement, Licensor hereby grants the following license rights to Covanta: Until Covanta has satisfied the two (2) conditions which are set forth in Section 2.1(a) (relating to the purchase of the Demonstration Plant and an additional five (5) Systems), Covanta shall have the Qualified Right in Territory A and Territory B to use, practice and make Improvements to the Technology in connection with Projects using any Feedstock. Once Covanta has satisfied the two (2) conditions which are set forth in Section 2.1(a), Covanta shall have the following rights during the Initial Period and, if the election provided for in Section 2.1(b) is timely made by Covanta, during the Extended Period: (i) the Full Right in Territory A and the Qualified Right in Territory B to use, practice and make Improvements to the Technology in connection with Projects using Household Waste; (ii) the Full Right in Territory A and Territory B to use, practice and make Improvements to the Technology in connection with Projects using Contracted Waste; (iii) the Full Right in the applicable areas of Territory A to use, practice and make Improvements to the Technology in connection with Projects using Radial Biomass; and (iv) the Qualified Right in Territory A and Territory B to use, practice and make Improvements to the Technology in connection with Projects using Commercial Waste. As further provided for in Sections 2.5 and 2.6, Covanta shall have the right to arrange for the sale of Systems to Governmental Organizations pursuant to a Purchase Order with AK. Furthermore, nothing which is contained herein shall restrict the sale of any Project by Covanta at any time to any Person other than a Competitor of Licensor. For the avoidance of doubt, Covanta shall be entitled to exercise any or all of the license rights that are granted to it hereunder itself or through any of its Affiliates, but Covanta shall not have the right to issue sublicenses to any Person other than an Affiliate. The Parties further agree as follows:

     (a) To secure its rights hereunder, Covanta shall satisfy the following two (2) conditions: (i) issue a Purchase Order for the Demonstration Plant by the date that is specified in Section 4.5 and make the payments required pursuant to such Purchase Order as and when due thereunder; and (ii) place one or more additional Purchase Order(s) for a total of five (5) Systems (excluding the Purchase Order for the Demonstration Plant) no later than one year after the start of the Initial Period and make a down payment equal to ten percent (10%) of the Purchase Price to Licensor at the time that such Purchase Order(s) are placed for Licensor to hold in escrow pending finalization of the Purchase Order(s) between AK and Covanta, it being agreed that Licensor can release the sum of [*****] to AK for preliminary engineering work associated with the Purchase Order(s) and the balance of the deposit shall be released to AK as is provided for in the Purchase Order(s) once it is finalized by AK and Covanta. If Covanta decides, for any reason, to terminate this Agreement and to give up its license rights hereunder after placing such Purchase Order(s) and making the required down payment to Licensor, the Licensor shall refund such deposit to Covanta.

     (b) Covanta shall have the right to elect, in its sole discretion, to extend the term of the Initial Period for an additional five (5) years, (such extended term defined in

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Section 1.1 as the “Extended Period”), Covanta to notify Licensor in writing at least ninety (90) days prior to the end of the Initial Period if it wants to extend the Initial Period for an additional five (5) years.

     (c) During the period that starts on the Effective Date and ends on the earlier to occur of (i) the termination hereof and (ii) the date that Covanta has satisfied the two (2) conditions which are set forth in Section 2.1(a), Licensor shall not (i) grant any rights to any Person (other than Global) with respect to the Technology in Territory A in connection with any projects using Household Waste or any projects using Radial Biomass or (ii) sell Systems to any Person for delivery to or use in Territory A if such Systems are to be used to process Household Waste or Radial Biomass unless each of the requirements that are specified in Section 2.1(d) are complied with.

     (d) If any Person contacts Licensor at any time during the period specified in Section 2.1(c) to purchase one or more Systems for any purpose specified in clause (ii) of Section 2.1(c), Licensor shall (i) provide a written notice of such contact to Covanta and (ii) notify such Person in writing (with a copy of such notice to Covanta) that no Systems can be sold for such purpose unless Covanta is given a “right of first offer” with respect to such Systems. The term “right of first offer” means that such Person offers Covanta, in writing, the right to invest 50 percent of the cost of the project to be developed with such Systems and to own 50 percent of such project (on an equal basis and terms with such Person) and the right to operate such project or such other arrangement acceptable to such Person and Covanta. Covanta shall notify such Person and Licensor, in writing, whether Covanta wants to be involved in such project as a 50 percent owner and operator or waive its right to do so. AK shall not enter into a Purchase Order with such Person unless Licensor has satisfied the notice requirements of this Section 2.1(d) and Covanta elects to not participate in the project.

Section 2.2 Obligations During Interim Period. During the Interim Period, Covanta shall:

     (a) Purchase and install, at its sole cost and expense, a demonstration plant (the “Demonstration Plant”) using Household Waste and/or Contracted Waste which shall be comprised of a single KDV 500 (it being agreed that Covanta shall determine, in its sole discretion, whether to order the KDV 500 with a single proprietary mixing turbine pump or two such pumps) at a site designated by Covanta in Territory A;

     (b) Use commercially reasonable efforts to permit and complete installation of the Demonstration Plant to enable it to achieve commercial operation on or before October 1, 2008, subject to the commitment of AK to deliver the KDV 500 (with one or two proprietary mixing turbine pumps as is ordered by Covanta) on or before such date and such other factors that are outside of the control of Covanta;

     (c) Working together in good faith with Licensor, within thirty (30) days of the Effective Date, develop a plan which will define the requirements for a performance test for the Demonstration Plant, including the duration of the test, the availability,

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reliability, conversion efficiency and other relevant factors and such other parameters as the Parties and AK may agree, consistent with prudent engineering practices;

     (d) Use commercially reasonable efforts to conduct the performance test during the first six (6) months following the commissioning of the Demonstration Plant or as soon as thereafter possible;

     (e) Operate and maintain the KDV 500 (with one or two proprietary mixing turbine pumps as is ordered by Covanta); and

     (f) Notify Licensor in writing whether it wants to proceed to the Initial Period at least sixty (60) days prior to the expiration of the Interim Period, unless the Interim Period is being terminated earlier in accordance with the proviso in the definition of the term “Interim Period,” in which case such notice shall be given at least fifteen (15) days prior to the end of the Interim Period.

Section 2.3 Retention of Full Rights. In order for Covanta to retain the Full Rights in Territory A that are being granted to it by Licensor pursuant to Section 2.1, following the satisfaction of the two (2) conditions set forth in Section 2.1(a), during the Initial Period and the Extended Period, the following shall apply:

     (a) During the Initial Period, Covanta shall be required to place Purchase Orders for a number of KDV 500s, on a cumulative basis, measured at the end of each calendar year (such number to be pro-rated to account for any partial years) as follows:

Year 1	Total of 5 KDV 500s;
Year 2	Total of 20 KDV 500s;
Year 3	Total of 40 KDV 500s;
Year 4	Total of 70 KDV 500s;
Year 5	Total of 110 KDV 500s;
Year 6	Total of 170 KDV 500s;
Year 7	Total of 250 KDV 500s;
Year 8	Total of 350 KDV 500s;
Year 9	Total of 475 KDV 500s; and
Year 10	Total of 600 KDV 500s.

During the Extended Period, Covanta shall be required to place Purchase Orders for a number of KDV 500s, on a cumulative basis, measured at the end of each calendar year (such number to be pro-rated to account for any partial years) as follows:

Year 1	Total of 150 KDV 500s;
Year 2	Total of 300 KDV 500s;
Year 3	Total of 450 KDV 500s;
Year 4	Total of 600 KDV 500s; and
Year 5	Total of 750 KDV 500s;

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     (b) For purpose of meeting any of the minimum order thresholds for KDV 500s which are set forth in Section 2.3(a), if a System is developed by AK (such as the “KDV 2000” which is currently under development by AK) that is capable of producing a higher amount of diesel oil per hour than a KDV 500 (expected to be 2,000 liters per hour in the case of a “KDV 2000” as compared to 500 liters per hour for a KDV 500), then such System will count as more than one KDV 500 based on the amount of diesel oil per hour capable of being provided (expected to be four KDV 500s in the case of a “KDV 2000”).

     (c) If the Feedstock for any Project installed by Covanta requires Covanta to secure more than 25 tons per day of Feedstock per KDV 500 to produce 500 liters per hour of diesel oil output, then the number of KDV 500s credited towards meeting the minimum order threshold for KDV 500s set forth in Section 2.3(s) in connection with such Project shall be adjusted upwards to account for the incremental Feedstock that has to be secured by Covanta. For example, if Covanta purchases five KDV 500s for a Project that will use Household Waste and Covanta has to secure 150 tons of Household Waste per day instead of 125 tons of Household Waste per day to produce 2,500 liters of diesel oil per hour from such Project, then Covanta will be credited as having ordered six KDV 500s for such Project instead of five KDV 500s.

     (d) If Covanta fails to order the minimum number of KDV 500s (or equivalent Systems) in any given year to satisfy the cumulative requirements for such year set forth in Section 2.3(a), then Covanta shall be given one year (the “Recovery Year”) to regain its Full Rights in Territory A by achieving the cumulative threshold requirement that is applicable as of the end of such Recovery Year. During the Recovery Year, Covanta’s license rights in Territory A shall be Qualified Rights with respect to Licensor. However, Licensor shall not be entitled to grant Full Rights to any other Person with respect to those rights that were formerly Full Rights of Covanta hereunder. During the Recovery Year, Licensor shall have the right to sell Systems to Persons other than a Competitor of Covanta. If Covanta satisfies the cumulative requirement at the end of the Recovery Year (or Licensor accepts that the cumulative requirement has been satisfied), Covanta shall regain it Full Rights in Territory A. If Covanta fails to regain its Full Rights during the Recovery Year, its license rights in Territory A thereafter shall be Qualified Rights thereafter.

     (e) Notwithstanding anything contained herein to the contrary, Covanta shall not lose its Full Rights in Territory A if Covanta fails to meet the cumulative order requirements in Section 2.3(a) if (i) AK is not able to produce enough Systems to meet Covanta’s Purchase Orders or (ii) any problems experienced with the Technology in the Systems installed by AK make it commercially unreasonable for Covanta to order any additional Systems until such problems are resolved, in which case the Parties shall agree to an equitable adjustment, in good faith, to the cumulative requirements provisions of Section 2.3(a) .

Section 2.4 Other Projects. Covanta is not authorized hereunder to develop a project using the Technology for a feedstock that is not included in the definition of Feedstock in

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Territory A or Territory B or in a location (regardless of feedstock) outside of Territory A or Territory B. If Covanta wants to develop any such project, Covanta shall first be required to contact Licensor for its prior approval. Licensor shall determine whether the proposed project would violate any rights that have been granted by Licensor to any Person and, if not, whether Licensor is willing to agree to have Covanta pursue such project, any such approval to be provided in writing. Notwithstanding anything which is contained herein to the contrary, Covanta shall have the right to purchase up to ten (10) KDV 500s to install at any of Covanta’s waste to energy facilities.

Section 2.5 Sale of Systems to Certain Governmental Organization. Licensor is aware that Covanta often deals with municipalities and governmental organizations (collectively referred to as “Governmental Organizations”) which have the responsibility to dispose of waste in their jurisdiction and that such Governmental Organizations sometimes insist on owning the systems and facilities that process or dispose of such waste. In such cases, Covanta will seek to arrange for the procurement and installation of such systems and facilities and operate them under a long-term contract. If Covanta has an opportunity to sell one or more Systems to a Governmental Organization that insists on owning such Systems, Covanta shall be entitled to arrange for the sale of such Systems pursuant to a Purchase Order as provided for in Section 2.6, but only if Covanta or one of its Affiliates has entered into an agreement with the Governmental Organization providing that the Systems will be operated by Covanta for a minimum period of ten (10) years.

Section 2.6 Purchase Orders. All purchase orders for System(s) (“Purchase Orders”) shall be entered into by and between AK (or its designee) and the ultimate purchaser of such System(s) (the “Purchaser”), although all Purchase Orders shall be placed through Licensor. Each Purchase Order shall include a set of representations and warranties made by AK to the Purchaser which are consistent with those provided by Licensor to Licensee in Article 8 and a non-exclusive, irrevocable and perpetual license (a “Use License”) for the Purchaser to (i) use, practice, operate, maintain, repair and make Improvements to the System(s), (ii) purchase the catalyst that is required for the operation of the System(s) from AK and/or any Person that is authorized to manufacture and/or sell such catalyst by AK, (iii) purchase components and spare parts for the System(s) from AK and/or any Person that is authorized to manufacture and/or to sell such components and spare parts and (iv) reproduce, modify and internally distribute copies of any and all materials and information received by Licensee from Licensor and/or AK relating to the System(s), in whole or in part. In addition, if the Purchaser sells or transfers any of the System(s) to any Person (a “Third Party Purchaser”), the Purchaser shall be entitled to transfer its Use License to such Third Party Purchaser and each Third Party Purchaser shall be entitled to transfer such Use License to another Third Party Purchaser. Notwithstanding anything to the contrary contained or implied in clauses (ii) or (iii) of this Section 2.6, all Purchasers and all Third Party Purchasers shall be entitled to procure components, spare parts and catalysts that are commercially available from any Person. Further, if AK and the Persons authorized to make spare parts and components that are not commercially available are unable to timely supply the spare parts and components ordered by a Purchaser or a Third Party Purchaser, such Purchaser or Third Party Purchaser shall be

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authorized to purchase such spare parts and components from any other Person and to make such spare parts and components itself.

ARTICLE 3 – CONSIDERATION

Section 3.1 System Price of Demonstration Plant. The purchase price of the KDV 500 to be ordered for the Demonstration Plant shall be [*****], which includes the cost of the equipment and components that are required to recover the catalyst, and the cost of delivering the KDV 500 to the Demonstration Plant site in the United States, assembling it, starting it up and making it ready for commercial operation. Such price does not include (i) a [*****] percent sales commission due to Licensor or others, (ii) the additional cost for any sulfur reduction equipment or (iii) the additional cost for the equipment that is needed to process the Feedstock. Licensor agrees that no commission shall be due to it with respect to the Demonstration Plant. If Covanta decides to order the KDV 500 with a single proprietary mixing turbine pump, the price of the KDV 500 shall be [*****].

Section 3.2 Sulfur Reduction Equipment. If sulfur reduction equipment is required for the Demonstration Plant, Covanta shall have the right to require AK to provide such equipment as part of the System being delivered, assembled, started up and made ready for commercial operation, the cost of which shall not exceed [*****].

Section 3.3 Reduction in Cost of Systems. Licensor anticipates that the base price of Systems will decrease as AK expands the production facilities for manufacturing Systems and puts arrangements in place with third party suppliers for pipes, valves and other basic components of the System that can be purchased from such third party suppliers and once it is no longer necessary for Licensor to build and test each System and then disassemble it for shipment. Licensor and Covanta will cooperate together in good faith and with AK to seek ways to help reduce the cost of manufacturing and delivering Systems.

Section 3.4 Annual Pricing. Licensor, Covanta and AK shall agree on a procedure to establish the price, at the end of each November, for the following year, of (i) Systems, (ii) the catalyst that is used with the Technology, (iii) replacement/spare parts for Systems and (iv) the cost for AK or Licensor to provide services on Systems or other engineering services in order to (a) ensure that such prices are not increased inappropriately from year to year and (b) to provide price certainty to Covanta for the upcoming year in connection with the Projects that it has under development. The Parties are aware that the current price of a KDV 500 includes a technology fee of [*****] and acknowledge that the minimum technology fee to AK from the sale of a System in the future, as arrangements are put in place by AK to broaden the manufacturing base and reduce the total cost of the Systems will include a technology fee not to exceed [*****]. Licensor, Covanta and AK shall use their best efforts to negotiate in good faith and agree as soon as practicable to the terms of such procedure and any other mechanisms that may be necessary or helpful to determine the pricing for the Systems or any other items. Licensor shall provide Covanta, prior to the end of each November, with the updated pricing for the following year. Licensor further agrees (and AK, by its execution of this Agreement in the space provided below, agrees) that Covanta will not be charged more during any year for a

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purchase of one or more Systems for delivery in a country than the lowest price that is paid by any other licensee of Licensor or customer of AK for delivery in such country in connection with a purchase of a comparable number of Systems in such year.

Section 3.5 No Royalties. Neither Covanta (or its Affiliates) nor any Purchasers or Third Party Purchasers shall be required to pay royalties to Licensor, AK, Global or any other Person in connection with the exercise by Covanta or its Affiliates of any of the license rights in the Technology granted under this Agreement.

Section 3.6 Payment to AK. Upon the execution of this Agreement by Licensor and the execution of the Acknowledgment and Agreement by Dr. Christian Koch and AK in the space provided below, Covanta shall pay the sum of [*****] to AK, the full amount of such payment to AK to be credited against the Purchase Price for the Demonstration Plant under the Purchase Order for the Demonstration Plant.

ARTICLE 4 – CERTAIN OBLIGATIONS OF THE PARTIES

Section 4.1 Supply of Information. Licensor shall supply Covanta from time to time with all information relating to the installation and operation of Systems reasonably required or requested by Covanta. Further, Licensor and/or AK shall provide Covanta with any revised or updated installation or operating manuals or bulletins as soon as such materials are completed and available for distribution.

Section 4.2 Provision of Technical Assistance. Notwithstanding Section 4.1, Licensor shall not have any obligation to provide any engineering services or technical assistance regarding the Technology or the Systems under this Agreement. Any such services and assistance may be provided under other agreements with Licensor or with AK.

Section 4.3 Acknowledgment and Agreement. Licensor shall arrange for Dr. Christian Koch to execute this Agreement in the space that is provided below, on behalf of himself and in his capacity as the President of AK, to evidence (i) their acknowledgement that they have reviewed this Agreement and agree to any obligations on their parts, (ii) their consent to the terms of this Agreement and (iii) their agreement for AK to enter into a substantially similar form of license agreement with Covanta if the rights of Licensor pursuant to or as contemplated by the Rights Agreements are not supplemented to the extent necessary to enable Licensor to grant all of the rights being granted to Covanta hereunder or if any such rights granted to Licensor are terminated for any reason, such new license agreement to preserve Covanta’s Full Rights and/or Qualified Rights in Territory A and Territory B.

Section 4.4 Cooperation with Demonstration Plant. Licensor acknowledges that there are a number of Improvements that could be made with respect to the design and fabrication of the Technology that will enable the Demonstration Plant to be more effective and that feedback from the initial start-up and operation of the Demonstration Plant may yield additional possibilities for design and fabrication Improvements. Licensor agrees that Licensor and AK shall cooperate with Covanta to work on any such

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Improvements to the Technology prior to AK completing the manufacturing of the System that is ordered for the Demonstration Plant, as well as following the delivery, start-up and operation of such System.

Section 4.5 Purchase of the System for the Demonstration Plant. Covanta shall place the Purchase Order for the System required for the Demonstration Plant, and the Parties shall cooperate with one another in good faith in connection therewith, as follows:

     (a) During the ninety (90) day period following the execution hereof, Covanta and Licensor shall perform a detailed review of the results of the testing of the facility in Eppendorf, Germany and all other relevant information that is available to the Parties and their Affiliates, and provide all such information, along with suggestions for any potential Improvements that can be made to the System, to AK to ensure that the System which is ordered for the Demonstration Plant will take into account all of such information and suggestions. During such period, it is the expectation of the Parties that they and their Affiliates will review and evaluate the mechanical process of the System and provide all information regarding such review and evaluation to AK.

     (b) During the ninety (90) day period provided for in Section 4.5(a), Licensor shall assist Covanta in negotiating the terms of the Purchase Order for the System for the Demonstration Plant with AK. The Purchase Order shall reflect the following terms and conditions and otherwise be acceptable to AK and Covanta:

(i)	A purchase price (the “Purchase Price”) consistent with the terms of this Agreement, including Section 3.1 and 3.2;

(ii)	A down payment equal to [*****] to AK by Covanta at the time this Agreement is signed as provided for in Section 3.6;

(iii)

The delivery by AK of a comprehensive package of documents for the System (the “Document Package”), including all preliminary drawings, detailed heat and material balances, interface control documents, equipment specifications, piping and instrumentation diagrams, a System manufacturing plan and such other documents as the Parties agree should be made available by AK for review by Covanta;

(iv)

Within twenty-one (21) days following the delivery of a complete Document Package, AK, Licensor and Global shall meet to review the Document Package and discuss any comments of, or changes being proposed by, Covanta and work out any final changes to the Document Package;

(v)	Within fifteen (15) days of agreeing on the Document Package, a payment of [*****]by Covanta to AK if the KDV 500 is being ordered with two proprietary mixing turbine pumps or a payment

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of [*****] by Covanta to AK if the KDV 500 is being ordered with only one proprietary mixing turbine pump;

(vi)	The right for Covanta to make one or more visits to AK’s facility to review the fabrication of the System to confirm that the System is being fabricated in accordance with the Document Package;

(vii)

The obligation for AK to successfully test the completed System at AK’s fabrication facility in Germany, it being agreed that Covanta shall be given at least fifteen (15) days prior written notice of such test and the right to have one or more individuals attend the test to verify that such test was successfully completed, following which AK shall disassemble the System, prepare the System for shipment and ship the System;

(viii)

A payment of fifty percent (50%) of the balance of the Purchase Price (i.e., the difference between the Purchase Price and all of the amounts paid previously by Covanta to AK, such balance amount to be referred to herein as the “Purchase Price Balance”) to AK by Covanta once the System has been successfully tested at AK’s fabrication facility, disassembled for shipment and placed on a ship for delivery to the United States;

(ix)

A payment of twenty-five percent (25%) of the Purchase Price Balance to AK by Covanta once the System has been physically delivered to the site of the Demonstration Plant and it has been erected, assembled and deemed to be mechanically complete; and

(x)	A final payment of twenty-five percent (25%) of the Purchase Price Balance to AK by Covanta once the System has passed all tests required for it to be deemed to be ready for commercial operation.

     (c) At the end of the ninety (90) day period provided for in Section 4.5(a), the Purchase Order for the System for the Demonstration Plant shall be placed by Covanta through Licensor, such Purchase Order to reflect a credit for the [*****] payment made by Covanta to AK at the time this Agreement is signed in accordance with the provisions of Section 3.6.

ARTICLE 5 – EFFECTIVE DATE AND TERM

Section 5.1 Effective Date. This Agreement shall become effective on the date that it has been signed by both of the Parties and by Dr. Christian Koch (the “Effective Date”).

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Section 5.2 Term of the Agreement. This Agreement shall continue in effect from the Effective Date until July 1, 2028 unless it is terminated earlier by the provisions hereof or by either Party in accordance with its rights hereunder.

ARTICLE 6 – INTELLECTUAL PROPERTY

Section 6.1 No Transfer of Ownership of the Technology. The Parties agree that this Agreement shall not transfer the ownership of the Technology or any of the Intellectual Property therein, and that Covanta will not have any right, title or interest in or to the Technology, except as set forth in Section 6.2 or as expressly licensed to Covanta pursuant to this Agreement or any separate agreement.

Section 6.2 Improvements. All Improvements conceived, developed or acquired by AK or Licensor during the term hereof shall be included under the license rights granted herein. All such Improvements conceived, developed or acquired exclusively by AK or Licensor shall remain the property of AK or Licensor, respectively. All processes, components, systems or other technology, whether or not constituting an Improvement, conceived, developed or acquired exclusively by Covanta shall remain the property of Covanta.

Section 6.3 Covanta Technologies. Licensor acknowledges that Covanta is engaged in operating, developing, creating, manufacturing, marketing, reproducing, distributing, using, licensing and otherwise commercializing a variety of technologies, components and applications relating to processing waste and creating energy from a variety of waste sources. In connection with this line of business, Covanta owns or otherwise has rights in intellectual property as of the Effective Date and may acquire other ownership or rights in other intellectual property after the Effective Date. Licensor acknowledges and agrees that Covanta shall not have any obligation under this Agreement to disclose to Licensor or make available for use by Licensor any such intellectual property.

Section 6.4 Sharing of Intellectual Property. If either Party wants to expand the scope of their business relationship and disclose to the other Party intellectual property that has been independently developed or acquired, but which is not otherwise expressly covered by the terms of this Agreement and the other Party is interested in such disclosure, the Parties shall enter into a written agreement identifying such intellectual property and the terms and conditions relating to the disclosure and use thereof.

ARTICLE 7 – INFRINGEMENT AND DESIGNATIONS

Section 7.1 Notice of Infringements. During the term hereof, Licensor and Covanta shall promptly notify each other in writing with respect to any claim of infringement of any Patent or other right asserted against it by any Person arising out of the exercise of the rights being granted hereunder.

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Section 7.2 Indemnity for Infringement or Misappropriation. Licensor shall indemnify and hold harmless Covanta, its Affiliates, any Purchasers and Third Party Purchasers (collectively, the “Indemnified Parties”) from any and all claims of infringement or misappropriation and attendant damages and costs by virtue of the exercise of the rights granted to an Indemnified Party hereunder or under any Purchase Order. To secure the indemnity provided for in this Section 7.2, the Indemnified Party shall: (i) provide notice to Licensor of the claim giving rise to the liability as soon as reasonably practicable after receiving a notice of the claim, it being agreed that any delay in providing such notice to Licensor shall not relieve Licensor of its indemnity obligations except to the extent it was prejudiced by such delay; and (ii) use reasonable business efforts to cooperate fully with Licensor in defending the claim; provided, however, that Licensor shall not enter into any settlement or compromise creating any payment obligation, admission or other obligation on the part of any Indemnified Party without such Indemnified Party’s prior written consent. The Indemnified Parties shall permit Licensor to defend and compromise such claim, but each Indemnified Party may employ its own counsel, at its own expense, to assist Licensor with respect to any such claim. Notwithstanding the foregoing, the Indemnified Parties shall not be entitled to indemnification hereunder if the infringement is due to the Indemnified Party or its Affiliates: (i) using the System in violation of the express written operating instructions that are provided by AK if the subject claim would have been avoided but for such unauthorized use; or (ii) modifying the System in a manner which is not authorized by Licensor which actually causes such infringement if the subject claim would have been avoided but for such modification.

Section 7.3 Use of Designations. If requested by Licensor in writing, Covanta shall, in accordance with the written instructions of Licensor, provide for any System or any part of the Technology, legible statutory notice of any Patent, the existence of the license herein granted and the identity of Licensor and/or AK. Notwithstanding anything contained herein to the contrary, no rights are being granted by either Party to the other regarding their respective trade names or trademarks.

Section 7.4 Limitation of Liability. The Parties expressly waive any claims against each other and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that the Parties may have under any other agreements entered into between the Parties. The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement between the Parties.

ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

Section 8.1 Party Representations. As of the Effective Date, each Party represents and warrants to the other Party that:

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     (a) It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

     (b) The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

     (c) This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

     (d) There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 8.2 Licensor Representations Regarding the Technology. As of the Effective Date, Licensor represents and warrants to Covanta, its Affiliates and each Purchaser and Third Party Purchaser that:

     (a) A list of all relevant Patents as of the Effective Date is set forth in Exhibit 2 attached hereto and all such Patents are current and valid as of the Effective Date with any and all required fees to maintain the same having been paid;

     (b) Licensor has licensed or otherwise has or otherwise will secure the rights in and to the existing and future Technology, including Intellectual Property necessary for Licensor to grant to Covanta the rights being granted in this Agreement, and there are no rights, options or other contractual obligations on the part of AK, Dr. Christian Koch or any other Person that would result in such Technology, including Intellectual Property, no longer being owned by or licensed to AK or licensed by Licensor, and AK shall maintain, prosecute and defend (or cause any other Person that owns any Patents to maintain, prosecute and defend) all Patents and pay all fees in connection therewith;

     (c) The Technology, including Intellectual Property, does not use or include or rely on any third party intellectual property and no third party owns any rights, including intellectual property rights, necessary to Covanta’s exercise of any of its rights under this Agreement that have not been licensed to AK;

     (d) Except for any rights granted to Global or to American Renewable Diesel, LLC, no rights have been provided to, or authorized for, any Person to exercise any rights in, the Technology, including the Intellectual Property, which are inconsistent with the rights granted to Covanta hereunder;

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     (e) The Technology as currently used by AK and as planned to be used by Licensor and Covanta in accordance with the terms of this Agreement, does not infringe, misappropriate or otherwise violate any patent, copyright, trademark, trade secret or other proprietary or intellectual property right of any Person, and AK and/or Licensor have not received, and to its knowledge does not know of any facts that could give rise to, any charge, complaint, claim, demand, notice or other communication (i) alleging any such infringement, misappropriation or other violation, (ii) requesting that AK and/or Licensor take a license from any Person or (iii) challenging the validity or enforceability of the Intellectual Property. AK and/or Licensor has no knowledge of any current or threatened infringement, misappropriation or other violation by any Person of the Intellectual Property, and AK and/or Licensor has not, and has no knowledge of any facts that would require that there be, sent or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting infringement, misappropriation or other violation of any of any such Intellectual Property; and

     (f) Licensor has provided Covanta with a true and correct copy of the Rights Agreements and there has not been any amendment to the Rights Agreements since they were executed. Licensor shall provide Covanta with a true and correct copy of any amendments made to the Rights Agreements during the term hereof and a copy of any additional agreements entered into by Licensor with AK or Dr. Christian Koch regarding the rights of Licensor with respect to the Technology. Licensor shall provide Covanta with a copy of any default notice or any similar communications received by Licensor from AK during the term hereof and provide Covanta with updates from time to time regarding the resolution of any such termination notice. Licensor shall not agree to or make any amendment to any of the Rights Agreements or enter into any other agreements regarding its rights to the Technology that would reduce or affect any of Covanta’s rights under this Agreement.

ARTICLE 9 – RESOLUTION OF DISPUTES

Section 9.1 Dispute Resolution. The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between them arising under this Agreement (each a “Dispute”) in accordance with the following procedures:

     (a) If a Dispute cannot be resolved informally, such Dispute shall initially be referred, through written notice by one Party to the other Party, to a meeting of senior management representatives of the Parties. The senior management representatives will meet to resolve the Dispute within fifteen (15) days following presentation of the matter to them.

     (b) If the Dispute cannot be resolved pursuant to Section 9.1(a), the Chief Executive Officers of the Parties shall meet to resolve the Dispute within fifteen (15) days following the conclusion of the consideration of the Dispute under Section 9.1(a) .

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     (c) If the matter is not resolved within thirty (30) days of the written notice in Section 9.1(a), either Party may submit the Dispute to arbitration by submitting a Request for Arbitration pursuant to Article 4 of the Rules of Arbitration of the ICC or such equivalent arbitration rules of the ICC then in effect (the “ICC Rules”), provided that nothing in this Agreement shall prevent or delay either Party from applying for interim or conservatory measures pursuant to Article 23 of the ICC Rules.

Section 9.2 Arbitration of Unresolved Disputes.

     (a) All Disputes arising out of or in connection with this Agreement that are not resolved in accordance with the provisions of Section 9.1 shall be finally settled under the ICC Rules by binding arbitration conducted in the English language and held in Washington, D.C. before a panel of three (3) arbitrators. Notwithstanding anything to the contrary in the ICC Rules, the following procedures shall apply for the appointment of the three (3) arbitrators. Each Party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days from the date that the Dispute was submitted to arbitration. If a Party fails to deliver written notification of its appointment of an arbitrator and his/her acceptance within the time period provided in this Section 9.2, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules and be deemed a Party-appointed arbitrator for all purposes hereof. The first two arbitrators so selected shall select the third arbitrator (who shall act as chairman of the arbitration proceedings), prior to the thirtieth (30th) day following the appointment of the second Party-appointed arbitrator. If the Party-appointed arbitrators are unable to select a neutral arbitrator, they shall jointly submit a list of four names (two each) to the ICC, which shall select the third arbitrator from the list submitted to it.

     (b) No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, a Party or any Affiliate of a Party, unless such restriction has been waived in writing by the other Party to the proceeding.

     (c) The substantive law governing the Dispute shall be the laws of the State of New York.

     (d) The arbitrators shall have the sole power and authority to determine the arbitrability of any Dispute arising under or relating to this Agreement or the subject matter hereof. Subject to any other relevant limitations set forth elsewhere herein, the arbitrators will have the power to award any type of relief that is just and appropriate in the arbitrators’ discretion, including compensatory damages, injunctive orders, orders for specific performances and declarations of rights.

     (e) The arbitrators shall not have power, however, to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the Parties hereby expressly waive any right they might otherwise have to such relief. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY

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WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.3 Finality; Enforcement. Any decision or award of a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each Party agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties hereby waive any right to appeal or to review of the decision or the award of an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

Section 9.4 Costs. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the ICC Rules.

Section 9.5 Continuing Performance Obligations. The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

ARTICLE 10 – TERMINATION

Section 10.1 Termination Rights. This Agreement may be terminated by either Party in the case of the failure of the other Party to fulfill any of its material obligations hereunder (a “Default”) on ninety (90) days’ prior written notice to the Party in Default, such notice to specify the performance failure of such Party.

Section 10.2 Cure Rights. Notwithstanding anything contained herein to the contrary, a Party that is in Default shall be entitled to cure such Default by satisfying its performance obligation prior to the end of such ninety (90) day period. Furthermore, if such Party is diligently proceeding to cure such Default but such cure cannot be accomplished within such ninety (90) day period, the Party in Default shall be given up to an additional sixty (60) days to cure the Default so long as such Party continues to diligently pursue curing the Default. If the Default is cured by the Party that is in Default prior to the end of the cure period, then the notice of termination shall be null and void. If a Party fails to cure a Default, then this Agreement shall terminate on the date set forth in the notice of Default, but in no event prior to ninety (90) days following the issuance of such notice of Default.

Section 10.3 Right to Retain the License. Notwithstanding anything contained herein to the contrary, if Licensor is in Default for a failure to perform any material obligation hereunder, Covanta shall retain all the license rights and other rights granted to Covanta hereunder, without any obligation to purchase any System through Licensor. In such case, Covanta shall place all Purchase Orders through AK.

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Section 10.4 Termination by Licensor. If Licensor terminates this Agreement based on a failure of Covanta to fulfill any of its material obligations hereunder, Covanta shall not be relieved of the limitations and restrictions imposed by this Agreement upon the use or dissemination of the Technology and/or the Systems which is not at such time in the public domain; and that for installed Systems, Covanta shall retain all the license rights and other rights granted to Covanta hereunder.

ARTICLE 11 – GENERAL PROVISIONS

Section 11.1 Expenses. Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 11.2 Confidentiality. The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof. Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine. Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Party hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Party with advance notice of any such disclosure and an opportunity to comment thereon. The parties acknowledge that it is their intent to limit, to the fullest extent possible, any publicity regarding their joint cooperation during the Interim Period, it being recognized, however, that Covanta will need to contact public officials in connection with securing permits or other approvals for the Demonstration Plant. In such regard, Covanta will undertake to obtain assurances of confidentiality from such public officials, but disclosures may nevertheless result.

Section 11.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Licensor:

AlphaKat - Global Energy GmbH
Schulstrasse 8

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96155 Buttenheim, Germany
Attention: Chief Executive Officer
Facsimile: +49-9545-950325

Covanta:

Covanta Energy Corporation
c/o Covanta Holding Corporation
40 Lane Road
Fairfield, NJ 07004, USA
Attention: General Counsel
Facsimile: +1-973-882-7357

Section 11.4 Waiver. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 11.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 11.6 Assignment. Neither Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party. In the case of a collateral assignment by one Party to one or more lenders, the other Party shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay. Notwithstanding the

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foregoing, a Party may withhold its consent in the case of a proposed assignment to any Person that is a Competitor of the Party whose consent is being sought.

Section 11.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 11.8 Governing Law. This Agreement will be governed by, and construed in accordance with the laws of, the State of New York without regard to its conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.9 No Power of Representation. Neither Party shall have the authority or right under this Agreement to, nor shall either Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of such other Party or (ii) accept service of any legal process addressed to or intended for such other Party.

Section 11.10 No Partnership. Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties (including their Affiliates), nor a fiduciary relationship between the Parties (including their Affiliates).

Section 11.11 No Third Party Beneficiaries. No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except for all Purchasers and Third Party Purchasers to the extent provided for in Section 2.6.

Section 11.12 Counterparts and Facsimile Signatures. This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the Contemplated Transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any such document may be executed by facsimile signature. The signatures below of Covanta and Licensor also serve to state their agreement and position as parties to the “Acknowledgement and Agreement” which is being signed below by Dr. Christian Koch and AK.

[Signature page follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALPHAKAT - GLOBAL ENERGY GMBH

By:	/s/ Yossi Raz
Yossi Raz, Chief Executive Officer
Date: February 6, 2008

COVANTA ENERGY CORPORATION

By:	/s/ Timothy J. Simpson
Timothy J. Simpson, Executive Vice
President and General Counsel
Date: February 6, 2008

Acknowledgment and Agreement:

Dr. Christian Koch, in his capacity as President of AK and his individual capacity hereby, as signed below, acknowledges he has reviewed this License Agreement in its entirety, agrees to all of the terms hereof and confirms that the representations and warranties that are made in Section 8.2 are true and correct.

AK owns or has sufficient rights, and has granted Licensor sufficient rights, to allow Covanta to exercise the rights granted under the License Agreement. If for any reason the rights granted to Covanta by Licensor are not sufficient to allow Covanta to exercise its rights under the License Agreement, Dr. Christian Koch or AK shall convey or cause to be conveyed any and all further rights needed by AK or Licensor to permit Covanta to exercise such rights under the License Agreement. If the rights granted or to be granted to Licensor are terminated for any reason or if Licensor ceases to exist, AK shall enter into a substantially similar form of license agreement with Covanta, such new license agreement to preserve the Full Rights and/or the Qualified Rights granted to Covanta in Territory A and Territory B. Dr. Christian Koch agrees that he will cause AK to perform its obligations hereunder.

All capitalized terms herein have the meanings given in the License Agreement.

By:  /s/ Dr. Christian Koch
Dr. Christian Koch

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Date: February 6, 2008

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EXHIBIT 1 – RIGHTS AGREEMENTS

Terms of Agreement dated May 2, 2007
Shareholders’ Agreement dated July 10, 2007
Articles of Association of Licensee dated November 14, 2007 and November 22, 2007

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EXHIBIT 2 – PATENTS

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